Exhibit 99.1

DRI Corporation To Present At Morgan Keegan’s 9th Annual Security, Safety & Defense Conference

  Presentation Slated Aug. 11, 2010 at 12:45 p.m. (Eastern)
  Live Webcast Will Be Available at http://www.wsw.com/webcast/mk22/panel2/

DALLAS--(BUSINESS WIRE)--August 10, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that management will participate in Morgan Keegan’s 9th Annual Security, Safety & Defense Conference slated Aug. 11, 2010, at the New York Palace Hotel in New York City.

David L. Turney, the Company’s Chairman of the Board of Directors and Chief Executive Officer, said: “We’re delighted to be participating in this event hosted for Morgan Keegan’s institutional clients. Morgan Keegan’s focus on our specific market sector presents a unique opportunity for us to further our objective of providing education about TBUS to investors who are specifically interested in our market sector.”

The Company’s presentation is slated to take place in New York Palace Hotel’s Kennedy II Room at 12:45 p.m. (Eastern). To access the live webcast, go to http://www.wsw.com/webcast/mk22/panel2/.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Company’s expectations of participating in Morgan Keegan’s 9th Annual Security, Safety & Defense Conference, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that Morgan Keegan’s 9th Annual Security, Safety & Defense Conference may not attract the positive attention that the Company is hoping to achieve, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 15, 2010, and quarterly report on Form 10-Q filed May 14, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com